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                                                                   EXHIBIT 10.12

                        Confidential Foundry Agreement


This Confidential Foundry Agreement is made effective December 13, 1999.

OmniVision Technologies, Inc. (OmniVision) is a California Corporation that designs and markets CMOS image sensor related products, including color sensor products. OmniVision has developed a considerable level of technical expertise and experience in the design and manufacturing of CMOS imager sensor related products. OmniVision would like to develop a foundry relationship with Shanghai HuaHong NEC Electronics Co., Ltd. (HuaHong-NEC).

HuaHong-NEC is a joint venture company located in Shanghai China that is in the business of manufacturing integrated circuits on a foundry basis for other companies. HuaHong-NEC would like to manufacture CMOS image sensors, including the possibility of process for adding color filters to such sensors.

For the mutual benefit of both parties it is agreed as follows:

     1. HuaHong-NEC will provide OmniVision with 0.35 u technologies cell library, device spice model and layout rule.

     2. OmniVision agrees to place an order(s) with HuaHong-NEC for prototype manufacturing of OmniVision's CMOS image sensor related products. HuaHong-NEC agrees ***, except that OmniVision will pay one mask set fee to cover all prototype versions until the product becomes ready for mass production.

     3. OmniVision agrees to evaluate the results of the prototype production units and to share the results with HuaHong-NEC engineers in a joint effort to improve and to qualify the HuaHong-NEC manufacturing process.

     4. HuaHong-NEC agrees to provide the engineering manpower necessary to work with the OmniVision engineers in evaluating the prototype results and in introducing the necessary changes to the manufacturing process to improve the results.

     5. HuaHong-NEC agrees to place a high priority on the pilot of OmniVision's prototype units in order to provide a fast turn around for evaluating the results.

     6. Once HuaHong-NEC's manufacturing process is qualified for the manufacture of OmniVision's CMOS products, OmniVision agrees to begin placing production level orders with HuaHong-NEC for OmniVision's product(s).

     7. HuaHong-NEC agrees to give OmniVision ***, which are contributed by OmniVision input.

     8.   HuaHong-NEC agrees to give OmniVision ***.

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*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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     9.   All Confidential information disclosed by either party as a result of carrying out the activities described in this Agreement is subject to the separate mutual Non-Disclosure Agreement to be signed by both parties.

     Accordingly, the parties have duly authorized their respective representatives to execute this Agreement and bind them to its terms as of the date set forth above.

     OmniVision Technologies, Inc.      Shanghai HuaHong NEC Electronics Co. Ltd
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       /s/ Shaw Hong                           /s/ Toshio Ohta
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       Shaw Hong                                Toshio Ohta
       President                                   E.V.P



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*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.